                                                                    Exhibit 12.4
ALCAN ALUMINIUM LIMITED
COMPUTATION OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS US GAAP
(IN MILLIONS OF US DOLLARS)


                                                       Q1       Year       Year       Year        Year       Year
                                                      1999      1998       1997       1996        1995       1994
                                                      ----      ----       ----       ----        ----       ----
CONSOLIDATED NET INCOME (LOSS) BEFORE
EXTRAORDINARY ITEM                                      38       417        504        420         561        175
Less:     Equity income of less than 50%
          owned companies                               (2)      (48)       (33)       (10)         (3)       (34)
Plus:     Dividends received from less than
          50% owned companies                            0         5          6         11           9         21
Plus:     Minority interest of subsidiaries that
          have fixed charges                             2        (4)         4          1          (4)         3
Subtotal                                                42       466        547        442         569        233

Fixed Charges:
Amount representative of interest factor in
 rentals                                                 4        28         23         27          31         31
Amount representative of interest factor in
 rentals, 50% owned companies                            0         0          0          0           0          0
Interest expense - net                                  22        92        101        125         204        219
Interest expense, 50% owned companies                    0         0          0          0           0          1
Capitalized interest                                    10        15          2          0           2         16
Capitalized interest, 50% owned companies                0         0          0          0           0          0

TOTAL FIXED CHARGES                          [A]        36       135        126        152         237        267

Less:     Capitalized interest                          10        15          2          0           2         16
Fixed charges added to income/(loss)                    26       120        124        152         235        251
Plus:     Amortization of capitalized interest           4        15         16         20          21         18
Income taxes                                            34       210        211        210         340         27

EARNINGS BEFORE FIXED CHARGES AND INCOME
 TAXES                                       [B]       106       811        898        824       1,165        529

Total Fixed Charges                                     36       135        126        152         237        267
Preference dividends                                     3        10         10         16          24         21
1 minus statutory tax rate of 40%                      0.6       0.6        0.6        0.6         0.6        0.6
Preference dividends pre tax                             5        17         17         27          40         35

TOTAL                                         [C]       41       152        143        179         277        302

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
 AND PREFERRED STOCK DIVIDENDS             {[B]/[C]}  2.59      5.35       6.29       4.61        4.21       1.75
